Exhibit 4.12

Excution Version

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of the 12th day of December, 2008 (as amended, modified or supplemented from time to time, this “Security Agreement”), granted by Gibson Acquisition ULC (the “Grantor”) in favour of ROYAL BANK OF CANADA, in its capacity as collateral agent and administrative agent (in such capacity, together with any successor agent or permitted assign, the “Agent”) for the Secured Parties (as such term is defined below).

WITNESSETH:

WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among, the Grantor, as Borrower, the Guarantors (as such term is defined in the Credit Agreement), the Lenders (as such term is defined in the Credit Agreement), the Agent, Royal Bank of Canada, as Syndication Agent, UBS Loan Finance LLC as Documentation Agent, UBS Securities LLC as Co-Lead Arranger, and RBC Capital Markets as Co-Lead Arranger, the Lenders have agreed to make Revolving Loans and issue or cause the issuance of Letters of Credit on behalf of the Borrowers;

WHEREAS, in order to induce the Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents and to induce the Lenders to make Revolving Loans and issue or cause the issuance of Letters of Credit, Credit Support and Bank Products as provided for in the Credit Agreement, the Grantor has agreed to grant a continuing Lien on the Collateral (as herein defined) in favour of the Agent, for the benefit of the Secured Parties, to secure the Obligations of the Grantor (collectively, the “Grantor Obligations”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                  DEFINED TERMS.

All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement. All other undefined terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the PPSA to the extent the same are used or defined therein.

2.                                  GRANT OF LIEN.

(a)                             As security for the Grantor Obligations, the Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in and lien on all of the following property and assets of the Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located, :

(i)                                     all Liquidity Collateral and Shared Collateral, owned, either directly or indirectly by the Grantor.

All of the foregoing, and all other property of the Grantor in which the Agent, for the benefit of the Secured Parties, or any Secured Party may at any time be granted a Lien as collateral for the Grantor Obligations, is herein collectively referred to herein as the “Collateral”.

(b)                            All of the Grantor Obligations shall be secured by all of the Collateral.

Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the security interest created by this Agreement shall not extend to any interest in, or assets of, a joint venture created after the Closing Date in accordance with the terms of the Credit Agreement, to the extent that the grant of a security interest therein is prohibited by, or constitutes a breach or default under any organizational, joint venture or similar agreements.

3.                                       PERFECTION AND PROTECTION OF SECURITY INTEREST.

(a)                                  The Grantor shall, at its expense, perform all steps requested by the Agent at any time and reasonably deemed necessary by the Agent to perfect, maintain, protect and enforce the Agent’s Liens on the Collateral, including: (i) executing, delivering and/or filing and recording of any Security Documents required to be delivered in accordance with the Credit Agreement and filing or authorizing the Agent to file financing or financing change statements, and amendments thereof, in form and substance reasonably satisfactory to the Agent; (ii) delivering to the Agent the originals of all Instruments that are Collateral from any single obligor having a value in excess of $250,000 and, upon the written request of the Agent, documents and chattel paper that is, or represents Collateral of the Grantor from any single obligor having a value in excess of $250,000, and all other Collateral of which the Agent reasonably determines it should have physical possession in order to perfect and protect the Agent's security interest therein, duly pledged, endorsed or assigned to the Agent without restriction; (iii) delivering to the Agent upon the Agent's Written request made after the occurrence and during the continuance of an Event of Default, warehouse receipts, pipeline operator receipts or receipts relating to any facility where any Collateral is located, and for which receipts are issued and certificates of title covering any portion of the Collateral for which certificates of title have been issued; (iv) when an Event of Default has occurred and is continuing, transferring its Inventory to warehouses, pipelines, storage facilities or other locations designated by the Agent; (v) upon the Agent’s written request made after the occurrence and during the continuance of an Event of Default, placing notations on the Grantor’s books of account to disclose the Agent’s security interest; (vi) obtaining control agreements from securities intermediaries with respect to financial assets in the possession of securities intermediaries that have a value of greater than $1,000,000 or where such financial assets are to be included in the Borrowing Base (vii) assigning and delivering to the Agent, upon the request of the Agent made after the occurrence and during the continuance of an Event of Default, means all supporting obligations including letters of credit and guarantees issued in support of any Accounts that are Collateral, including letters of credit on which the Grantor is named beneficiary with the written consent of the issuer thereof and (viii) taking such other steps as are deemed necessary by the Agent to maintain and protect the Agent’s Liens on the Collateral. To the extent permitted by applicable law, the Agent may (and the Grantor hereby authorizes the Agent to) file, without the Grantor’s signature, one or more financing statements continuation statements or other documents and amendments thereto for the purpose of perfecting, confirming, continuing, enforcing or protecting the Agent’s Liens on the Collateral. The Grantor hereby authorizes the Agent to file financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Agent may determine (and signed only by the Agent (if necessary)), in its sole reasonable discretion, are necessary or advisable to perfect the security interest granted to the Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Agent herein. The Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement.

(b)                            From time to time, the Grantor shall, upon the written request of the Agent, execute and deliver confirmatory written Instruments pledging to the Agent, for the ratable benefit of the Secured Parties, the Collateral in which the Grantor has an interest, but the Grantor’s failure to do so shall not affect or limit any security interest or any other rights of the Agent or any Secured Party in and to the

Collateral with respect to the Grantor. So long as the Credit Agreement is in effect and until all Grantor Obligations have been fully satisfied (other than indemnification and contingent obligations not then due), the Agent’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability of a Borrower or as the basis for any advance, loan, extension of credit or other financial accommodation), except as any such Collateral may be released from the Liens created hereby in accordance with the terms hereof or the Credit Agreement.

4.                                  Intentionally Deleted.

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12.                            THE AGENT’S AND SECURED PARTIES’ RIGHTS, DUTIES AND LIABILITIES.

(a)                             The Grantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Grantor Obligations shall not be affected by any failure of the Agent or any Secured Party to take any steps to perfect the Agent’s Liens or to collect or realize upon any of the Collateral, nor shall loss of or damage to any of the Collateral release the Grantor from any of the Grantor Obligations. Following the occurrence and during the continuation of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Required Lenders shall, without notice to or consent from the Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions or releases, and take or omit to take any other action with respect to any or all of the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Grantor for the Grantor Obligations or under the Credit Agreement or any other agreement now or hereafter existing between the Agent and/or any Secured Party and the Grantor.

(b)                            It is expressly agreed by the Grantor that, anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of its leases, agreements, contracts and licences (each a “Contract” and collectively, the “Contracts”) to observe and perform all the conditions and obligations to be observed and performed by it thereunder. None of the Agent nor any Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by Agent or any Secured Party of any payment relating to any Contract pursuant hereto, except for liabilities for any acts or omissions taken pursuant to such Contracts with willful misconduct, bad faith or gross negligence and except as otherwise imposed by applicable law. None of the Agent nor any Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of the Grantor under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c)                                  The Agent may at any time after an Event of Default shall have occurred and be continuing, without prior notice to the Grantor, notify Account Debtors, parties to the Contracts of the Grantor and obligors in respect of Instruments and Chattel Paper that is, or represents Collateral of the Grantor, that the Accounts of the Grantor and the right, title and interest of the Grantor in and under such Contracts, Instruments and Chattel Paper that, in each case, is, or represents Collateral have been assigned to the Agent, and that payments shall be made directly to the Agent, for the benefit of the Secured Parties. Upon the written request of the Agent at any time after an Event of Default has occurred and is continuing, the Grantor shall so notify Account Debtors, parties to Contracts of the Grantor and obligors in respect of Instruments and Chattel Paper that is, or represents Collateral of the Grantor.

13.                            INDEMNIFICATION. In any suit, proceeding or action brought by the Agent or any Secured Party relating to any Account, document, or Chattel Paper that is, or represents Collateral, a Contract, or an Instrument of a Grantor for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, or document that is, or represents Collateral, a Contract, or an Instrument of a Grantor, the Grantor, to the extent required pursuant to Section 14.11 of the Credit Agreement, will save, indemnify and keep the Agent and the Secured Parties harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by the Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favour of, such obligor or its successors from the Grantor, except in the case of the Agent or any Secured Party, to the extent such expense, loss or damage is attributable to the gross negligence or willful misconduct of the Agent or such Secured Party as finally determined by a court of competent jurisdiction. All such obligations of the Grantor shall be and remain enforceable against and only against the Grantor and shall not be enforceable against the Agent or any Secured Party. The Grantor assumes all responsibility and liability arising from the use of the Collateral in which the Grantor granted a security interest hereunder in favour of the Agent, and the Grantor hereby agrees, to the extent required pursuant to Section 14.11 of the Credit Agreement, to indemnify and hold the Agent and the Secured Parties harmless from and against any claim, suit, loss, damage or reasonable expense (including reasonable attorneys’ fees) arising out of any alleged defect in any product manufactured, promoted or sold by the Grantor (or any Affiliate or Subsidiary thereof) in connection with any Collateral of the Grantor or out of the manufacture, promotion, labelling, sale or advertisement of any such product by the Grantor (or any Affiliate or Subsidiary thereof), except in the case of the Agent or any Secured Party, to the extent such defect is attributable to the gross negligence, wilful misconduct or material breach of this Agreement by the Agent or such Secured Party, as finally determined by a court of competent jurisdiction. The Grantor agrees that the Agent and the Secured Parties do not assume, and shall have no responsibility for, the payment of any sums due or to become due under any agreement or contract included in the Collateral in which the Grantor has granted a security interest hereunder in favour of the Agent or the performance of any obligations to be performed under or with respect to any such agreement or contract by the Grantor, and the Grantor hereby agrees to indemnify and hold the Agent and each Secured Party harmless with respect to any and all claims by any Person relating thereto all to the extent required pursuant to Section 14.11 of the Credit Agreement.

14.                            LIMITATION ON LIENS ON COLLATERAL. The Grantor will not create, permit or suffer to exist, and will take such other action as is reasonably necessary to remove, any Lien on such Collateral except Permitted Liens.

15.                            REMEDIES; RIGHTS UPON DEFAULT.

(a)                             In addition to all other rights and remedies granted to it under this Security Agreement, the Credit Agreement, the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Grantor Obligations, if any Event of Default shall have occurred and be continuing, the Agent may exercise all rights and remedies of a secured party under the PPSA. Without limiting the generality of the foregoing, the Grantor expressly agrees that if any Event of Default have occurred and be continuing, the Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the PPSA and other applicable law), may forthwith enter upon the premises of the Grantor where any Collateral is located through self help, without judicial process, without first obtaining a final judgment or giving the Grantor or any other Person notice and opportunity for a hearing on the Agent’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Secured Parties, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. Subject to the terms of the Intercreditor Agreement, the Agent shall have the right to conduct such sales on the Grantor’s premises or elsewhere and, in connection with such sales, shall have the right to use the Grantor’s premises without charge for such time or times as the Agent deems necessary or advisable.

(b)                            The Grantor further agrees, at the Agent’s request only after an Event of Default has occurred and is continuing, to assemble, or to direct the Collateral in which it has granted a security interest hereunder to the Agent and make it available to the Agent at places which the Agent shall select, whether at the Grantor’s premises or elsewhere. Until the Agent is able to effect a sale, lease or other disposition of the Collateral, the Agent shall have the right to hold or use the Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Agent. The Agent shall have no obligation to the Grantor to maintain or preserve the rights of the Grantor as against third parties with respect to the Collateral in which it granted a security interest hereunder to the Agent while such Collateral is in the possession of the Agent. The Agent may, if the Agent so elects, appoint a receiver or a receiver and manager (both of which are herein called a “Receiver”) to take possession of any of the Collateral and to enforce any of the Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Agent has under this Security Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of the Grantor and the Agent shall not be responsible for any act or default of any such Receiver. The Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Agent. A court need not appoint, ratify the appointment by the Agent of or otherwise supervise in any manner the actions of any Receiver. After an Event of Default has occurred and is continuing, and upon the Grantor receiving notice from the Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Agent with respect to the Collateral shall cease, unless specifically continued by the written consent of the Agent. After an Event of Default has occurred and is continuing and upon the exercise of remedies pursuant hereto, the Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Grantor Obligations as provided in the Credit

Agreement, and only after so paying over such net proceeds, and after the payment by the Agent of any other amount required by any provision of law, shall the Agent be required to account for the surplus, if any, to the Grantor. After an Event of Default has occurred and is continuing, to the maximum extent permitted by applicable law, the Grantor waives all claims, damages and demands against the Agent or any Secured Party arising out of the repossession, retention or sale of any of the Collateral in accordance with the terms hereof except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Agent or such Secured Party as determined by a final decision of a court of competent jurisdiction. The Grantor agrees that fifteen (15) days prior notice by the Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. The Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all of the Grantor Obligations, including any reasonable legal fees or other expenses incurred by the Agent or any Secured Party to collect such deficiency, in each case, to the extent required by the Credit Agreement.

(c)                             Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law and except as otherwise required by the Credit Agreement or this Agreement) of any kind in connection with this Security Agreement or any Collateral. Without limiting any of the foregoing, the Grantor, to the maximum extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Agent, but that it will permit the execution of every such power as though no such laws were in effect, except that notwithstanding anything to the contrary in this paragraph “(i)” the parties hereto agree that prior to an Event of Default that is continuing, the Grantor is permitted to deal with the Collateral in the ordinary course of business of the Grantor, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Agent to marshal any Collateral or other assets in favour of the Grantor or any other party or against or in payment of any or all of the Grantor Obligations, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Agent to pursue any third party for any of the Grantor Obligations.

(d)                            Without limiting the foregoing, the Grantor further agrees, upon the occurrence and during the continuance of an Event of Default, the Agent may (without assuming any obligations or liability thereunder, at any time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of the Grantor in, to and under any one or more licence agreements with respect to the Collateral in which the Grantor has granted a security interest hereunder in favour of the Agent, and take or refrain from taking any action under any thereof, and the Grantor hereby releases the Agent and each Secured Party from, and agrees to hold the Agent and each Secured Party free and harmless from and against any claims arising out of, any action taken or omitted to be taken with respect to any such licence agreement.

(e)                             In the event of any licence, assignment, sale or other disposition of the Collateral, or any of it, after the occurrence and during the continuance of an Event of Default, the Grantor shall supply (without payment of royalty or other compensation to the Grantor) its know-how and expertise relating to the manufacture and sale of the products bearing or in connection with the Proprietary Rights of the Grantor, and its customer lists and other records relating to the Proprietary Rights of the Grantor and to the distribution of said products, to the Agent or its designee in each case, unless directed to do otherwise pursuant to the terms of the Intercreditor Agreement.

16.                            GRANT OF LICENCE TO USE PROPRIETARY RIGHTS. Unless directed to do otherwise pursuant to the terms of the Intercreditor Agreement, solely for the purpose of enabling the Agent to exercise rights and remedies under Section 16 hereof (including, without limiting the terms of Section 16 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies after an Event of Default has occurred and is continuing, but without limiting the provisions of Section 15 hereof, the Grantor hereby grants to the Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to the Grantor) to use any Proprietary Rights now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including in such licence reasonable access to all media in which any of the Proprietary Rights may be recorded or stored and to all computer software and programs used for the compilation or printout of such Proprietary Rights, subject to any rights of third parties in such Proprietary Rights and, subject, in the case of trademarks and any property of similar nature, to sufficient rights to quality control and inspection in favour of the Grantor required under applicable law to avoid risk of invalidation of said trademarks and property of similar nature.

17.                            LIMITATION ON AGENT’S AND SECURED PARTIES’ DUTY IN RESPECT OF COLLATERAL. The Agent and Secured Parties shall act in good faith and in a commercially reasonable manner with respect to the care of the Collateral in its possession or under its control. Neither the Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

18.                            MISCELLANEOUS.

(a)                             Reinstatement. This Security Agreement shall remain in full force and effect until terminated pursuant to Section 18(f) hereof, and shall be reinstated and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Grantor Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Grantor Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Grantor Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)                            Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement.

(c)                             Severability. Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. This Security Agreement is to be read, construed and applied together with the Credit Agreement and the other Loan Documents which, taken together, set forth the complete understanding and agreement of the Agent, the Secured Parties and the Grantor with respect to the matters referred to herein and therein.

(d)                            No Waiver; Cumulative Remedies. None of the Agent nor any Secured Party shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Agent and then only to the extent therein set forth. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Agent or any Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. No notice to or demand upon the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent to exercise any right or remedy or take any other or further action in any circumstances without notice or demand. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Agent and the Grantor.

(e)                             Limitation by Law. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(f)                               Termination of this Security Agreement. Subject to Section 18(a) hereof, this Security Agreement shall terminate (and the security interest created by this Security Agreement in and upon the Collateral shall be automatically released) upon the payment and performance in full in cash (where it is possible for such obligations to be satisfied in cash) of all Grantor Obligations and the cancellation and return of all Letters of Credit (or, to the extent not so cancelled and returned, the deposit with the Agent of the Supporting Letters of Credit for, or cash collateralization (in an amount required by the Credit Agreement) of, such outstanding Letters of Credit (or related Credit Support) in accordance with and as required by Section 1.3(g) of the Credit Agreement), and termination of the Commitments and in connection with such termination, the Agent, at the request and expense of the Grantor, will promptly authorize, execute and deliver to the Grantor such documents and instruments evidencing such termination as the Grantor may reasonably request and will assign, transfer and deliver to the Grantor, without recourse and without representation or warranty, such of the Collateral as may then be in the possession of the Agent; provided, however, that in connection with the termination of this Security Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Agent and the Secured Parties against loss on account of credits previously applied to the Grantor Obligations that may subsequently be reversed or revoked. Notwithstanding anything in this Security Agreement to the contrary, upon any sale, transfer (including without limitation, by merger or consolidation) or other disposition by the Grantor of any Collateral in a transaction expressly permitted under the Credit Agreement and the receipt by the Agent of the Net Proceeds of such sale or other disposition as required by the Credit Agreement, the Lien and security interest created by this Security Agreement in and upon such Collateral shall be automatically released, and in connection with any such release, the Agent, at the request and expense of the Grantor, will promptly authorize, execute and deliver to the Grantor such documents and instruments evidencing such release or termination as Grantor may reasonably request and will assign, transfer and deliver to the Grantor, without recourse and without representation or warranty, such of the Collateral so being released as may then be in the possession of the Agent.

(g)                            Successors and Assigns. This Security Agreement and all obligations of the Grantor hereunder shall be binding upon the successors and assigns of the Grantor (including any debtor-in-possession on behalf of the Grantor) and shall, together with the rights and remedies of the Agent, for the benefit of the Secured Parties, hereunder, inure to the benefit of the Secured Parties, all future holders of any instrument evidencing any of the Grantor Obligations and their respective successors and permitted assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Grantor Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Agent, for the benefit of the Secured Parties, hereunder. The Grantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement except as permitted pursuant to the terms of the Credit Agreement.

(h)                            Counterparts. This Security Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement.

(i)                                Governing Law. (x) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS SECURITY AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE ALBERTA; PROVIDED, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN ALBERTA SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT; PROVIDED, FURTHER, THAT THE AGENTS AND THE SECURED PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER THE FEDERAL LAWS OF CANADA.

(y)                            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ALBERTA, AND BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, THE GRANTOR, THE AGENT AND THE SECURED PARTIES CONSENT, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. THE GRANTOR, THE AGENT AND THE SECURED PARTIES IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS SECURITY AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE AGENTS AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENTS OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) THE GRANTOR AND THE SECURED PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(j)                                     Waiver of Jury Trial. EACH OF THE GRANTOR, THE LENDERS AND THE AGENT IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR

CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE LOAN PARTIES, THE LENDERS AND THE AGENTS AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SECURITY AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(k)                                  Section Titles. The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(l)                                     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Security Agreement.

(m)                          Benefit of Secured Parties. All Liens granted to the Agent or contemplated hereby shall be for the benefit of the Secured Parties, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Grantor Obligations in accordance with the terms of the Credit Agreement.

(n)                            Security in Addition. The security interest hereby constituted is not in substitution for any other security interests securing the Grantor Obligations or for any other agreement between the parties creating a security interest in all or part of the Collateral, whether heretofore or hereafter made, and such security and such agreements shall be deemed to be continued and not affected hereby.

(o)                            Security Interest Effective Immediately. The parties intend the security interest created hereby to attach and take effect forthwith upon execution of this Security Agreement by the Grantor and the Grantor acknowledges that value has been given and that the Grantor has rights in the Collateral.

(p)                            Receipt of Copy. The Grantor acknowledges receipt of an executed copy of this Security Agreement.

19.                            JUDGMENT CURRENCY. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the Toronto, Ontario foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. The Grantor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the Toronto, Ontario foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the Grantor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss. The term “rate of exchange” in this Section 19 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

20.                            PRECEDENCE. In the event that any provisions of this Security Agreement contradict and are otherwise incapable of being construed in conjunction with the provisions of the Credit Agreement, the provisions of the Credit Agreement shall take precedence over those contained in this Security Agreement.

21.                            INTERCREDITOR AGREEMENT. Notwithstanding the fact that the exercise of certain of the Agent’s rights under the Loan Documents may be subject to the Intercreditor Agreement, no action taken or not taken by the Agent or any Secured Party in accordance with the terms of the Intercreditor Agreement shall constitute, or be deemed to constitute, a waiver by the Agent or any Secured Party of any rights they have with respect to any Grantor under any Loan Document and except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Security Agreement and the other Loan Documents, which, as among the Grantors, the Agent and the Secured Parties shall remain in full force and effect.

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[signature page follows]

IN WITNESS WHEREOF, the Grantor has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

GIBSON ACQUISITION ULC

Per:	/s/ Robert M. Tichio
Name: Robert M. Tichio
Title: President & Secretary

Signature Page to Security Agreement - Borrower

EXHIBIT “A”
DESCRIPTION OF LIQUIDITY COLLATERAL

“Liquidity Collateral” means, collectively, any and all (i) Inventory, Accounts, Assigned Claims and Contract Intangibles together with any and all Proceeds thereof; (ii) cash, cash equivalents, collections, currency, Payment Instruments and moneys whether or not held or received by, or in transit to, the Agent or any of the Lenders from or for and of the Credit Parties, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including all of the Credit Parties’ deposit and other bank accounts, credits, and balances with the Agent and/or any of the Lenders and all claims of any of the Credit Parties or any of them against any Lender at any time existing; (iii) the Lenders’ Proportionate Share of Business Interruption Proceeds; and (iv) all Proceeds on or in respect of items (i), (ii) and (iii) above now existing or hereafter arising provided, however, that Liquidity Collateral shall not include any Bridge Collateral Account, Specified Contract Rights, any equity interests in any of the Credit Parties or any other property which the Agent has agreed will be excluded from Liquidity Collateral.

“Shared Collateral” means all books, records, ledger cards, data processing records and cards, proprietary and non-public business information, all proprietary rights in computer software and programs and all documentation and other materials related to computer software and programs and all other rights under any of the foregoing, business records data, databases, customer lists, papers and writings, computer software and related systems.

Ancillary Definitions:

“Accounts” means any and all “accounts” as such term is defined in Section 1 of the PPSA, together with all accounts, accounts receivable, book debts and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to the Credit Parties or any of them, in each case to the extent such account arises out of a sale or lease of Inventory or rendition of services by the Credit Parties or any of them, whether or not the same have been earned, together with any interest, late charges, penalties, collection costs and other sums due or payable in respect thereof.

“Assigned Claims” means, collectively, whether or not constituting Accounts, all of the Credit Parties’ (a) “instruments”, “chattel paper” and “documents of title” (as each term is defined in Section 1 of the PPSA), cheques, collections, letters of credit, bills, notes, acceptances, drafts, instruments, certificates of deposit, treasury bills, investment certificates, commercial paper, other cash equivalents (including those forming part of the Lenders’ borrowing base) and any other security or securities except Capital Stock (the “Payment Instruments”); (b) all of such Person’s moneys and claims for money due or to become due to any of the Credit Parties under any contracts, agreements or arrangements relating to the sale or lease of Inventory or rendition of services by the Credit Parties or Payment Instruments, and any and all amendments, supplements, extensions, and renewals thereof, including all of the Credit Parties’ deposit and other bank accounts, credits and balances with the Agent, and/or any of the Lenders and all claims of the Credit Parties or any of them against any Lender or agent under the Credit Agreement at any time existing; (c) all rights and claims of the Credit Parties now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any contracts, agreements, arrangements relating to the sale or lease of Inventory or rendition of services by the Credit Parties or any Accounts or Payment Instruments; or (ii) for any damages arising out of or for breach or default under or in connection with any contracts, agreements or arrangements relating to the sale or lease of Inventory or rendition of services by the Credit Parties or Payment Instruments; or (iii) to exercise or enforce any and all covenants, remedies, powers and privileges under any contracts, agreements, or arrangements relating to the sale or lease of Inventory or renditions of services by the Credit Parties or Payment Instruments; (d) all forms of obligations owing to the Credit Parties or any of them (including in respect of loans, advances and extensions of credit by the Credit Parties or any of them to any other Credit

Parties); and (e) tax refunds and credits (including, in respect of goods and service tax and provincial sales taxes) and duty drawbacks, provided however that Assigned Claims shall not include Proprietary Rights Collateral, Specified Contract Rights, Capital Stock of the Borrower, the Co-Issuer or the Borrower’s restricted subsidiaries, Bridge Collateral Account and property described in clause (iv) of the definition of Bridge Collateral contained herein.

“Bridge Agent” means collectively Royal Bank of Canada, as First Lien Bridge Agent and Royal Bank of Canada as Second Lien Bridge Agent, each as defined in the Intercreditor Agreement.

“Bridge Collateral” means, collectively, (i) all Equipment, Real Property, Intangibles, Capital Stock of the Borrower and the Borrower’s restricted subsidiaries (other than excluded subsidiaries and certain other subsidiaries the Capital Stock of which is not required to be pledged pursuant to the terms of the Bridge Security Documents), Proprietary Rights Collateral, Specified Contract Rights, and Bridge Collateral Account, (ii) except to the extent included in the Collateral or Shared Collateral, all other goods and personal property of the Credit Parties, whether tangible or intangible, now owned or hereafter acquired by the Credit Parties or in which any Credit Party now has or hereafter acquires any rights and wherever located, (iii) the Bridge Proportionate Share of Business Interruption Proceeds and (iv) all Proceeds on or in respect of items (i), (ii) and (iii) above now existing or hereafter arising provided, however, that Bridge Collateral shall not include any property which the Bridge Agent has agreed will be excluded from Bridge Collateral.

“Bridge Collateral Account” means any account maintained by the Borrower or any other Credit Party with a financial institution pursuant to the provisions of the Bridge Security Documents and specifically designated by such Credit Party for deposit solely of proceeds of Bridge Collateral, the details of which account shall have been provided to the Agent at the time of its opening or creation.

“Bridge Obligations” has the meaning set forth in the Intercreditor Agreement.

“Bridge Proportionate Share of Business Interruption Proceeds” means, as at the date of determination, the proportionate share of any Business Interruption Proceeds determined by multiplying (A) the total amount of such Business Interruption Proceeds, by (B) the quotient obtained by dividing the Equivalent Amount (as such term is defined in the Intercreditor Agreement) in Canadian dollars of the aggregate amount of outstanding Bridge Obligations as at the date of determination by the sum of (i) the aggregate amount of Lenders’ Commitments, and (ii) the Equivalent Amount (as such term is defined in the Intercreditor Agreement) in Canadian dollars of the aggregate amount of outstanding Bridge Obligations as at the date of determination.

“Bridge Security Documents” has the meaning set forth in the Intercreditor Agreement.

“Business Interruption Proceeds” means any proceeds of any business interruption insurance maintained by the Credit Parties.

“Capital Stock” means all shares, stock and other equity interests in the capital of the Credit Parties, now existing or hereafter arising.

“Co-Issuer” means GEP Midstream Finance Corp., as a co-issuer of first lien and second lien notes that may be issued by the Borrower to replace or refinance all or a portion of the Bridge Obligations with the Borrower and the guarantors of the Bridge Obligations, and their successors and assigns.

“Collateral” shall have the meaning set forth in Section 2.

“Contract Intangibles” means the following intangibles (as such term is defined in Section 1 of the PPSA), now owned or hereafter acquired by any Credit Party or in which a Credit Party now has or hereafter acquires any rights:

(a)          all right, title and interest in, to or under any agreement relating to any Swap, including any swap, cap, floor, collateral option, forward, cross right or obligation, or combination thereof or similar transaction or otherwise relating to any commodity, pricing or currency risk, to which the Agent, any Lender, any affiliate of any Lender or any entity that was a Lender or an Affiliate of a Lender at the time of entering into such transaction is party or counter-party or otherwise relating to any commodity risk;

(b)         Assigned Claims and all other right, title and interest in, to or under any contract, agreement or arrangement relating to the creation, collection, enforcement or payment of any Accounts, Inventory, or other Collateral;

(c)          all other intangibles (including, choses in action and causes of action) specifically relating to any of the Collateral;

(d)         all rights, claims, causes of action, proceedings, damages, indemnities or compensation relating to any of the foregoing; and

(e)          all guarantees and other security to the extent such items evidence or secure or otherwise relate to Accounts, Inventory or Contract Intangibles described above.

(f)          provided that Contract Intangibles shall not include any Shared Collateral, Proprietary Rights Collateral, Capital Stock of the Borrower or the Co-Issuer or the Borrower’s restricted subsidiaries, the Bridge Collateral Account or the Specified Contract Rights or any Bridge Collateral described in clause (iv) of the definition of Bridge Collateral.

“Credit Parties” means the Borrower and each subsidiary guarantor of (or any other subsidiary providing collateral in support of) the Obligations pursuant to the Credit Agreement and, in each case, references to “Credit Parties” means and includes a reference to all of them and to each or any of them, jointly or severally.

“Discharge” means in respect of the Grantor Obligations, the date of full payment of the Grantor Obligations and termination of all commitments relating to the Grantor Obligations, as the case may be.

“Equipment” means any “equipment,” as such term is defined in Section 1 of the PPSA, now owned or hereafter acquired by any of the Credit Parties or in which any of the Credit Parties now has or hereafter acquires any rights and wherever located, and, in any event, shall include all machinery, equipment, including processing equipment, conveyors, machine tools, pipe, molds, dies, stamps, furnishings, Fixtures, automotive equipment, vehicles, trailers, trucks, forklifts, rolling stock, computers and other electronic data-processing including embedded software not constituting Shared Collateral and peripheral equipment and other office equipment, all engineering, processing and manufacturing equipment, materials, handling equipment, tools and all other equipment of every kind and nature now owned or hereafter acquired by any of the Credit Parties or in which any of the Credit Parties now has or hereafter acquires any rights and wherever located, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories therefor, installed thereon or affixed thereto and all manuals, drawings, records, files, charts, plans, specifications, documents, instructions, warranties and rights with respect thereto.

“Fixtures” means all fixtures (including trade fixtures), facilities and equipment, howsoever affixed or attached to real property or buildings or other structures on real property, now owned or hereafter acquired by any Credit Party.

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency, winding-up, dissolution, restructuring, reorganization, liquidation or other similar law of any jurisdiction or any law of any jurisdiction (including any corporate law relating to arrangements, reorganizations or restructurings) permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvency Proceedings” shall mean any arrangement, reorganization, restructuring, bankruptcy, receivership or other similar proceedings in respect of the Credit Parties (whether voluntary or involuntary), or any proposal or other proceeding seeking, reorganization or compromise of the claims of creditors, made or commenced by the Credit Parties or others under any Insolvency Law in respect of the Credit Parties.

“Intangibles” means any “intangibles,” as such term is defined in Section 1 of the PPSA, now owned or hereafter acquired by the Credit Parties or in which the Credit Parties now have or hereafter acquire any rights, and, in any event, shall include all right, title and interest which the Credit Parties may now or hereafter have under any contract, causes of action, franchises, customer lists, materials and records, goodwill, and all other intangible property of any kind and nature provided, however, that Intangibles shall not include any property constituting Liquidity Collateral (including any Contract Intangibles, Assigned Claims, or, in each case, Proceeds relating thereto) or Shared Collateral.

“Intercreditor Agreement” means the Intercreditor Agreement by and among Royal Bank of Canada in its capacity as First Lien Bridge Agent, Royal Bank of Canada in its capacity as Second Lien Bridge Agent, Royal Bank of Canada in its capacity as collateral agent and Gibson Acquisition ULC and its permitted successors and assigns, including Gibson Energy ULC, dated as of       December 2008.

“Inventory” means any “inventory,” as such term is defined in Section 1 of the PPSA, now owned or hereafter acquired by any of the Credit Parties or in which any of the Credit Parties now has or hereafter acquires any rights and wherever located, and, in any event, shall include all inventory, merchandise, goods, repossessed or returned goods and other personal property, now owned or hereafter acquired by any of the Credit Parties or in which any of the Credit Parties now has or hereafter acquires any rights and wherever located, which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in any of the Credit Parties’ business, or the manufacture, processing, packaging, delivery, shipping, advertising, selling or finishing of the same, all finished goods and all bills of lading, documents of title, instruments, warehouse receipts or other documents representing or evidencing the same and includes all rights of stoppage in transit, replevin and reclamation, and other rights of an unpaid vendor, lienor or secured party.

“Lenders’ Proportionate Share of Business Interruption Proceeds” means, as at the date of determination, the Lenders’ proportionate share of any Business Interruption Proceeds determined by multiplying (A) the total amount of such Business Interruption Proceeds, by (B) the quotient obtained by dividing the aggregate amount of all Lenders’ Commitments by the sum of (i) the aggregate amount of all Lenders’ Commitments, and (ii) the Equivalent Amount in Canadian dollars of the aggregate amount outstanding under the Bridge Obligations as at the date of determination.

“Lender’s Rights in Specified Contracts” has the meaning specified in the definition of Specified Contract Rights.

“Patent” or “Patents” means one or all of the following now owned or hereafter acquired by the Credit Parties or in which the Credit Parties now has or hereafter acquires any rights, including pursuant to any Patent License, and wherever located: (a) all letters patent of Canada, the United States or any other country and all applications for letters patent of Canada, the United States or any other country, and (b) all reissues, reexaminations, continuations, renewals, continuations-in-part, divisions, and extensions of any of the foregoing.

“Patent License” means any written agreement granting any right to make, use, sell/or practice any invention or discovery that is the subject matter of a Patent now owned or hereafter acquired by the Credit Parties or in which the Credit Parties now have or hereafter acquire any rights.

“Payment Instruments” has the meaning specified in the definition of Assigned Claims.

“PPSA” means the Personal Property Security Act of Alberta as in effect from time to time.

“Proceeds” means, in respect of the Collateral, identifiable or traceable Property (including, for greater certainty, cash, cash equivalents, collections, currency, Payment Instruments and moneys to the extent applicable) in any firm derived directly or indirectly from any dealing with Collateral or the proceeds therefrom (but for greater certainty not including rents, transportation, processing and servicing revenues and other fees and incomes and profits from the operation of the business other than Specified Contract Rights) and includes any payment representing indemnity or compensation for loss of or damage to the Collateral or Proceeds therefrom and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Credit Parties from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the Credit Parties from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Agency (or any Person acting under colour of governmental authority), and (c) any and all other amounts from time to time paid or payable for the loss, damage, destruction, sale, lease or other disposition of the Collateral or Proceeds under or in connection with any of the Collateral.

“Proceeds Date” means in respect of any Credit Party the earliest of the following dates: (a) the date upon which the Credit Agent and Lenders have no further commitment or obligation to, and actually cease to, make or extend any further loans and advances under the Loan Agreement; (b) the date upon which the Credit Agent or the Lenders foreclose, sell, liquidate or dispose of Liquidity Collateral having an aggregate realized value in excess of $10,000,000 in respect of any Credit Party, in each case, pursuant to an Enforcement Action; (c) the date upon which any initial order or subsequent order in any Insolvency Proceeding in respect of such Credit Party is made on notice to the Credit Agent; (d) the date upon which any initial order or subsequent order in any Insolvency Proceeding in respect of any Credit Party is made which determines that the Credit Agent and Lenders have no further obligation to fund or that their funding will continue to occur upon terms specified in such order; (e) the date upon which any initial order or subsequent order in any Insolvency Proceeding in respect of such Credit Party is made which contains appropriate ring-fencing provisions satisfactory to the Credit Agent acting reasonably in respect of the Liquidity Collateral or the Bridge Collateral; (0 the date of receipt by the Credit Agent of a notice that a receiving order under the Bankruptcy and Insolvency Act has been issued in respect of such Credit Party or that an assignment has been filed with the Official Receiver under such Act in respect of such Credit Party; (g) the date which is five business days following the making of any initial order or subsequent order in any Insolvency Proceeding in respect of such Credit Party pursuant to which a monitor, receiver or ‘similar official is appointed in respect of such Credit Party; and (h) the date upon which any bankruptcy filing under the US Bankruptcy Code is made in respect of any such Credit Party organized under the law of any state of the United States or the District of Columbia.

“Proprietary Rights Collateral” means all of the Credit Parties’ now owned and hereafter arising or acquired intellectual property, including all Trademarks, Trademark Licences, Patents, Patent Licenses, copyrights, permits, trade secrets and discoveries (whether or not patentable), technical information, procedures, designs, know-how, processes, models, drawings and proprietary confidential information, inventions (whether patentable or not), invention disclosures, improvements, methods, technology, schematics and formulae, mask works, integrated circuit topographies, computer software and programs (both source code and object code form) and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, registrations, applications continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

“Real Property” means (i) all freehold real and immoveable property now owned or hereafter acquired by any of the Credit Parties, together with all rights, leases, licenses, easements, rights-of-way, profits aprendre, interests in real property, structures, underground facilities, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, milling, processing, service and other related infrastructures, buildings, erections, improvements and Fixtures now or hereafter constructed or placed thereon or used in connection therewith, and (ii) all leasehold real and immovable property now or hereafter leased by any of the Credit Parties, together with all buildings, erections, improvements and fixtures now or hereafter constructed or placed thereon or used in connection therewith.

“Specified Contract Rights” means all rights, title and benefits of the Credit Parties under, and all rights, claims, choses in action, income, rents, fees, profits and other benefits arising from the Specified Contracts, including any item that would have constituted “Accounts”, “Assigned Claims” or “Contract Intangibles” except for the fact that such agreements are excluded from Collateral, but excluding cash, cash equivalents, collections, currency, Payment Instruments and moneys paid, collected or received prior to the Proceeds Date (collectively, the “Lender’s Rights in Specified Contracts”).

“Specified Contracts” means:

(a)          the ground lease dated June 18, 2008 between Battle River Terminal ULC (“BRT”) and Gibson Energy Ltd. pursuant to which BRT leases lands at the Hardisty Terminal, as the same may be assigned, amended, supplemented, revised or replaced;

(b)         the infrastructure usage agreement dated June 18, 2008 between BRT and Gibson Energy Ltd. and Gibson Energy Partnership pursuant to which, inter alia, BRT has rights to use certain infrastructure at the Hardisty Terminal as the same may be assigned, amended, supplemented, revised or replaced;

(c)          the operating agreement dated June 18, 2008 between Gibson Energy Partnership, Gibson Energy Ltd. and BRT as the same may be assigned, amended, supplemented, revised and replaced;

(d)         the access and infrastructure easement agreement dated June 18, 2008 between BRT and Gibson Energy Ltd. as the same may be assigned, amended, supplemented, revised and replaced;

(e)          the pipe rack easement agreement dated as of June 18, 2008 between BRT and Gibson Energy Ltd. as the same may be assigned, amended, supplemented, revised and replaced;

(f)          the interconnection and terminalling services agreement dated June 18, 2008 between BRT, Gibson Energy Partnership (in its capacity as user) and Gibson Energy Partnership (in its capacity as operator) as the same may be assigned, amended, supplemented, revised and replaced;

(g)         the interconnection and terminalling services agreement dated June 18, 2008, 2008 between BRT, Gibson Energy Partnership (in its capacity as operator) and Merrill Lynch Canada, Inc. (in its capacity as user) as the same may be assigned, amended, supplemented, revised and replaced;

(h)         the shareholders agreement among Merrill Lynch Commodities Luxembourg S.A.R.L., 1370307 Alberta Ltd. and BRT as the same may be assigned, amended, supplemented, revised and replaced, and the grid promissory note dated June 18, 2008 made by BRT to 1370307 Alberta Ltd. (as the same may be assigned, amended, supplemented, revised and replaced) evidencing loans advanced from time to time under such shareholders’ agreement;

(i)           any Lender Consents (as such term is defined in certain of the above agreements) issued in connection with the foregoing;

(j)           other similar agreements related to any joint venture and/or project financing which any Credit Party may enter into prior to the Discharge of the Bridge Obligations (“Future Agreements”) which (i) are directly related to the Bridge Collateral (other than the Future Agreement(s)) and (ii) which would require any transferee, assignee or pledgee to assume Credit Party obligations under such Future Agreement (such as quiet enjoyment and/or access to the Bridge Collateral) in order for the Bridge Agent to transfer, pledge or assign such Future Agreement to such transferee or to have a security interest in such Future Agreement, or which would otherwise make the Bridge Agent’s Lien in Bridge Collateral subordinate to such Future Agreement, and provided in all cases: (i) the Bridge Agent has provided an agreement substantially in the form of the Agreement Regarding Security Interests attached as Exhibit C to the Intercreditor Agreement (or such other form mutually acceptable to the parties thereto) to the other party to such Future Agreement to the extent the other party (other than any Credit Party) has requested such an agreement, and (ii) provided however, that, to the extent either (A) such Future Agreement gives rise to annual income in excess of $5,000,000 individually, (B) the aggregate annual income of all Future Agreements and Leases under clauses (j) and (k) herein is in excess of $10,000,000 as a result of entering into such Future Agreement or (C) the aggregate annual income of all Future Agreements and Leases under clauses (j) and (k) herein is in excess of $10,000,000 prior to entering into such Future Agreement, the Agent has, in its sole discretion, given its prior written consent to the entering into of such Future Agreement and acknowledgement that such Future Agreement will be a “Specified Contract”; and

(k)          leases or other dispositions of interests in real property which any Credit Party may enter into prior to the Discharge of the Bridge Obligations (“Leases”) which would make the Bridge Agent’s Lien in Bridge Collateral subordinate to such Lease, and provided however, that, to the extent either (A) such Lease gives rise to annual income in excess of $5,000,000 individually, (B) the aggregate annual income of all Future Agreements and Leases under clauses (j) and (k) herein is in excess of $10,000,000 as a result of entering into such Lease or (C) the aggregate annual income of all Future Agreements and Leases under clauses (j) and (k) herein is in excess of $10,000,000 prior to entering into such Lease, the Agent has, in its sole discretion, given its prior written consent to the entering into of such Lease and acknowledgement that such Lease will be a “Specified Contract”.

“Swap” means any rate swap transaction; basis swap; forward rate transaction; commodity swap; interest rate option; forward foreign exchange transaction; cap transaction; floor transaction; collar transaction; currency swap transaction; cross-currency rate swap transaction; swaption; currency option; or any similar transaction (including any option to enter into any of the foregoing), or any combination(s) thereof, whether or not intended or designed to hedge or protect against any pricing, interest rate or currency risk.

“Trademark” or “Trademarks” means one or all of the following now owned or hereafter acquired by any of the Credit Parties or in which any of the Credit Parties now has or hereafter acquired any rights (including pursuant to any Trademark License): (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, domain names, website names, world wide web addresses, common-law trademarks, trade dress, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles or like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, an all applications in connection therewith, including registrations, recordings and applications in the Canadian or United States Patent and Trademark Office or in any similar office or agency of any Province of Canada or State of the United States or any other country or any political subdivision thereof, (b) all extensions or renewals thereof and (c) the goodwill of the Credit Parties’ business and other Intangibles connected with the use of, and symbolized by, any of the foregoing.

“Trademark Collateral” means all of the Credit Parties’ now owned and hereafter arising Trademarks and Trademark Licenses.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by the Borrower or in which the Borrower now has or hereafter acquires any rights.